ALRT announces launch of the Integrated ALRT Diabetes Solution

(“Integrated Solution”)

The Integrated Solution will include ALRT Diabetes Solution software, blood glucose test supplies and diabetes management administered by Centers of Excellence for Diabetes Care

(June 28, 2018 -- RICHMOND, VA) ALR Technologies Inc. (OTCPINK: ALRT) will be offering Integrated Solution to health insurance payers to help their clinical teams deliver best practice diabetes care to insulin dependent and non-insulin dependent patients. Integrated Solution bundles blood glucose test supplies, ALRT Diabetes Solution and patient management by Certified Diabetes Educators in regional Centers of Excellence for Diabetes Care.

Integrated Solution will be covered by reimbursement and is priced to be competitive with test supplies available in the market. Purchasers will have the option to select the blood glucose test supplies from 3 different manufacturers.

Integrated Solution is a cost effective platform to manage large-scale diabetes patient population.  It will facilitate dispensing diabetes care by clinical teams based on best practice guidelines.

Centers of Excellence for Diabetes Care will perform the following functions: monitor patient performance and blood glucose data uploads, track therapy successes after each data upload, alert clinical teams for immediate care plan adjustments for patients with high A1C based on protocols set by the clinical teams and provide clinical teams with suggested reference insulin doses as needed.

Patients will receive a cash bonus after successfully registering their blood glucose meter and will receive quarterly cash bonuses if they adhere to prescribed test plans.  Additional programs will be offered to encourage and reward patient adherence.

“We developed a comprehensive software platform that provides management tools for large-scale diabetes patient populations and diagnostic tools that providers can use to optimize drug therapy treatments. Aligning with a cost-effective manufacturers of highly rated test equipment and oversight professionals will allow us to offer an attractively priced package for health insurance payers to contain the cost of diabetes care.” said Sidney Chan, CEO of ALR Technologies and Chairman of the Board

As part of its strategy to bring best practice diabetes care to market, ALRT is ready to commence demonstration projects using the Integrated Solution to replicate the improved outcomes for large groups of diabetes patients demonstrated in ALRT’s clinical trials and pilot.

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About ALR Technologies Inc.

ALR Technologies is a medical device company providing an FDA-cleared and HIPAA compliant diabetes management system that collects data directly from blood glucose meters. ALRT Diabetes Solution processes and streamlines collected data to support clinicians and caregivers to improve patient outcomes and assist health plans to optimize their investments in chronic disease care. Currently, the Company is focused on diabetes and will expand its services to cover other chronic diseases anchored on verifiable data. More information about ALR Technologies, Inc. can be found at www.alrt.com.

Contact: Ken Robulak: 727.736.3838 email: info@alrt.com

This release contains certain "forward-looking statements" relating to ALR Technologies' business, and these statements reflect the current views of ALR Technologies with respect to future events and are subject to certain risks, uncertainties and assumptions. When used, the words "estimate", “will”, "expect", "anticipate", "believe" and similar expressions are intended to identify such forward-looking statements. There are many factors that could cause the actual results, performance or achievements of ALR Technologies and its products to be materially different from any future results, performances or achievements that may be expressed or implied by such forward-looking statements. Further management discussions of risks and uncertainties can be found in the Company's quarterly filings with the Securities Exchange Commission.